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                                                                    Exhibit 4(b)



                           SECOND AMENDMENT AGREEMENT
                           --------------------------



         Second Amendment Agreement ("Amendment Agreement") made as of the 26th day of April, 1996, by and among THE J. M. SMUCKER COMPANY ("Borrower"), SOCIETY NATIONAL BANK, NATIONAL CITY BANK, and THE FIRST NATIONAL BANK OF CHICAGO (the "Banks") and SOCIETY NATIONAL BANK, as Agent for the Banks ("Agent"):

         WHEREAS, Borrower, Agent and Banks are parties to a certain revolving credit agreement dated as of April 27, 1994, as amended by a First Amendment Agreement dated April 25, 1995, which provides, among other things, for Syndicated Loans in an aggregate principal amount not to exceed One Hundred Twenty-Five Million Dollars ($125,000,000) at any one time outstanding, all upon certain terms and conditions (the "Credit Agreement");

         WHEREAS, Borrower, Agent and Banks desire to further amend the Credit Agreement as set forth herein;

         WHEREAS, each term used herein shall be defined in accordance with the Credit Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable considerations. Borrower, Agent and Banks agree as follows:

         1. The Credit Agreement is hereby amended by deleting the definition of "Termination Date" in its entirety and substituting the following in place thereof:

                  "'Termination Date' means April 30, 1999. as such date may be extended pursuant to Section 2.15 hereof, provided that if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day."

         2. Borrower hereby represents and warrants to Banks that (a) Borrower has the legal power and authority to execute and deliver this Amendment Agreement; (b) the officials executing this Amendment Agreement have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; and (d) this Amendment Agreement constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

         3. No Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment Agreement by the performance or observance of any provision hereof.


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         4. Each reference to the Credit Agreement that is made in the Credit
Agreement or any other writing shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.

         5. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio.

THE J. M. SMUCKER COMPANY               SOCIETY NATIONAL BANK, individually
                                        and as Agent

By: /s/ R. K. Smucker                   By: /s/ Marianne T. Meil
    --------------------------------        -------------------------------

Title: President                        Title: Assistant Vice President
       -----------------------------           ----------------------------


NATIONAL CITY BANK                      THE FIRST NATIONAL BANK OF
                                        CHICAGO

By: /s/ David R. Evans                  By: /s/ Marguerite Canistraro
    --------------------------------        -------------------------------
                                                          as Agent
Title: Sr. Vice Pres.                   Title: Vice President
       -----------------------------           ----------------------------



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